EXHIBIT 4


                                    AGREEMENT

                  AGREEMENT, dated as of November 30, 1998, among CITIBANK, N.A. ("Citibank"), BANKBOSTON, N.A. ("BankBoston"), BAYERISCHE VEREINSBANK ("BV") (Citibank, BankBoston and BV being sometimes hereinafter referred to individually as a "Bank" and collectively as the "Banks"), TCW SHARED OPPORTUNITY FUND II, L.P. ("TCW") and FRANKLIN MUTUAL ADVISERS, INC. ("FRANKLIN").

RECITALS:

         1. Citibank, BankBoston, BV, TCW and Franklin are parties to that certain Second Amended and Restated Restructuring and Exchange Agreement, dated as of November 30, 1998 (the "Restructuring Agreement"), among Buenos Aires Embotelladora S.A. ("BAESA"), PEPSICO, INC. ("Pepsico"), the parties to this Agreement and the other institutions listed on Schedule I of the Restructuring Agreement. All capitalized terms utilized herein unless otherwise defined herein shall have the meanings ascribed to such terms in the Restructuring Agreement.

         2. Pursuant to the Restructuring Agreement and subject to the terms and conditions thereof, each of the parties hereto, the other Lenders and Pepsico have agreed to exchange all of their obligations under or evidenced by the Existing Facilities and the Migrating Debt for new notes of BAESA, Rights Offering Proceeds and Unsubscribed Shares.

         3. In connection with and as a condition to entering into the Restructuring Agreement, the parties hereto wish to set forth certain rights and obligations with respect to certain dispositions of the New Ordinary Shares to be received by certain entities under the Restructuring Agreement.

         NOW, THEREFORE, in consideration of the agreements, premises and mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS


         "Affiliate" means, with respect to any Person, any other person which, directly or indirectly, controls, is controlled by or is under common control with such person. For purposes of the preceding sentence, "control" shall include the power to vote or direct the voting of more than fifty percent (50%) of the voting shares, general partnership interests of a Person.



NY2:\182853\03\3X3903!.DOC\66228.0230
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         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized by law to close.

         "Person" means any individual, corporation, partnership, limited liability company, trust, unincorporated organization or government or political department or agency thereof or any other entity.

         "Stockholder" means any Lender which is a party to the Restructuring Agreement as at the date of this Agreement which receives New Ordinary Shares under the Restructuring Agreement and any Affiliate of such Lender which is a transferee of New Ordinary Shares of such Lender.

         "Third Party" means a prospective purchaser of New Ordinary Shares in an arm's-length transaction from a Bank where such purchaser is not an Affiliate of any Bank, provided that for purposes of Article II of this Agreement, BAESA shall not be deemed to be an Affiliate of any Bank.

         "Transfer" means directly or indirectly sell, transfer, assign or otherwise dispose of, but does not include any transfer, assignment or other disposition for the purpose of creating a mortgage, pledge, security interest, hypothecation, lien or similar interest.

                                    ARTICLE 2

                             TAG-ALONG PARTICIPATION


SECTION 2.1 Tag-Along Rights. (a) Any two or more Banks (collectively, the "Selling Banks") may not Transfer to any Third Party (the "Tag-Along Purchaser"), in one transaction or a series of related transactions with such Third Party, a number of New Ordinary Shares constituting in the aggregate more than 50% of the total issued and outstanding equity capitalization of BAESA, unless the Tag-Along Purchaser offers to purchase from each other Stockholder, for the same consideration, and on the same terms and conditions as the Selling Banks intend to Transfer such New Ordinary Shares, a number of New Ordinary Shares then owned by such Stockholder determined in accordance with Section 2.1(b) (the "Tag-Along Shares").


(b) Each such other Stockholder shall have the right, pursuant to Section 2.1(a), to sell pursuant to the offer by the Tag-Along Purchaser, a number of New Ordinary Shares equal to the product of (A) the number of New Ordinary Shares owned by such Stockholder, and (B) a fraction, the numerator of which shall be the total number of New Ordinary Shares Transferred by the Selling Banks in such transaction or series of related transactions and the denominator of which shall be the total number of New Ordinary Shares owned by the Selling Banks.


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
SECTION 2.2 Notice; Deliveries. Not less than 15 Business Days prior to any proposed Transfer pursuant to Section 2.1, the Selling Banks shall deliver to each other Stockholder written notice of the proposed Transfer (the "Tag-Along Notice"), which notice shall set forth the consideration to be paid by the Tag-along Purchaser and the other terms and conditions of such transaction. Any Stockholder electing to Transfer some or all of the Tag-Along Shares pursuant to
Section 2.1, shall so notify the Selling Banks within 10 Business Days after the date of the Tag-Along Notice and, at the Selling Banks request not less than two Business Days prior to the proposed Transfer, such Stockholder shall deliver to the Selling Banks the certificates representing such Tag-Along Shares, duly endorsed, in proper form for Transfer, together with a limited power-of-attorney authorizing the Selling Banks to transfer the Tag-Along Shares to the Tag-Along Purchaser for the consideration and upon the terms and conditions specified in the Tag-Along Notice, including authorization to execute all documents required to be executed by a transferor of New Ordinary Shares in connection with such transaction. Failure of any such other Stockholder to comply fully with the provisions of this Section 2.2 shall constitute the election of such other Stockholder to not participate in the Transfer which is the subject of the Tag-Along Notice.


SECTION 2.3 Transfer. (a) If, within 120 Business Days after delivery by a Stockholder to the Selling Banks of the certificates and related documents described in Section 2.2, no Transfer of the New Ordinary Shares to be sold by the Selling Banks and of the Tag-Along Shares in accordance with the provisions of this Article II shall have been completed, then the Selling Banks shall promptly return to such Stockholder, in proper form, all certificates representing the Tag-Along Shares and the limited power-of-attorney previously delivered by such Stockholder to the Selling Banks.


(b) Promptly after the consummation of the transfer of the New Ordinary Shares sold by the Selling Banks and the Tag-Along Shares pursuant to Section 2.1, the Selling Banks shall remit or cause to be remitted to each Stockholder the consideration with respect to the Tag-Along Shares so transferred and shall furnish such other evidence of the completion of such transfer and the terms and conditions (if any) thereof as may reasonably be requested by such Stockholder.


(c) The provisions of this Article II shall remain in effect, notwithstanding any return to any Stockholder of Tag-Along Shares as provided in Section 2.3(a).




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                                    ARTICLE 3

                                  MISCELLANEOUS


SECTION 3.1 Notices. Any and all notices or any other communication provided for herein shall be made in writing by hand-delivery, first-class mail (registered or certified, with return receipt requested), telecopier (with confirmation of receipt), or overnight air courier guaranteeing next day delivery, to the address of the party appearing under its name below (or to such other address as may be designated in writing by such party):


If to Citibank:

Citibank, N.A.
599 Lexington Avenue
New York, New York 10022
Attn:  Dimity Giles

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Telecopier:  (212) 310-8007
Attn:  Stephen Karotkin, Esq.

If to BankBoston:

BankBoston, N.A.
100 Federal Street
Mail Stop 01-19-04
Boston, MA 02110
Attn.  David Eusden and
          Matthew Berk, Esq.

If to BV:

Bayerische Vereinsbank AG
San Martin 140 p.18
1004 Buenos Aires, Argentina
Attn:  Norman Bruce Coates



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If  to a Stockholder:

To the address set forth next to the
Stockholder's name on the
signature pages to the
Restructuring Agreement

SECTION 3.2 Amendment. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by all of the parties hereto.


SECTION 3.3 Termination. (a) All rights, and the performance of all obligations, under this Agreement, are conditioned upon the occurrence of the Closing under the Restructuring Agreement, and this Agreement shall be automatically terminated in its entirety, without further action on the part of any person, if the Restructuring Agreement by its terms or otherwise, is terminated.


(b) This Agreement may be terminated at any time by an instrument in writing signed by the parties hereto. Notwithstanding the previous sentence, this Agreement shall terminate on the second anniversary of the date of this Agreement.


SECTION 3.4 Waiver. No failure or delay on the part of any or all of the parties hereto in exercising any right, power, or privilege hereunder, and no course of dealing between the parties, shall operate as a waiver thereof nor shall any single or partial exercise of any right, power, or privilege hereunder preclude the simultaneous or later exercise of any other right, power, or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights and remedies which any or all of the parties would otherwise have.


SECTION 3.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


SECTION 3.6 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed and construed in accordance with the law of the State of New York without giving effect to the conflict of laws provisions thereof, other than ss. 5-1401 of the General Obligations Law of the State of New York.


SECTION 3.7 Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto. Each Bank agrees, as a


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condition of any Transfer of all or substantially all of its New Ordinary Shares to a Third Party that such Third Party agree to be bound by the terms of this Agreement applicable to a Bank if such Transfer does not give rise to Tag-Along Rights pursuant to Section 2.1 hereof. This Agreement shall not be binding upon any other purchaser of any New Ordinary Shares from a Bank. This Agreement shall not inure to the benefit of any entity other than the actual Stockholders. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity who is not a party to this Agreement or a Stockholder. Specifically, and without limitation, no transferee or assignee of any Stockholder shall have any rights hereunder.


         IN WITNESS WHEREOF, the parties hereto have signed and delivered this Agreement as of the date first above written.

                                     CITIBANK, N.A.

                                     By: /s/ Dimity Giles
                                         ----------------------------------
                                         Name: Dimity Giles
                                         Title: Vice President



                                     BANKBOSTON, N.A.

                                     By: /s/ David F. Eusdan
                                         ----------------------------------
                                         Name: David F. Eusdan
                                         Title: Director



                                     BAYERISCHE VEREINSBANK AG

                                     By: /s/ N.B. Coates
                                         ----------------------------------
                                         Name: N.B. Coates
                                         Title: Representative



                                     TCW SHARED OPPORTUNITY FUND II, L.P.

                                     By TCW Investment Management Company,
                                     as General Partner

                                     By: /s/ Darryl L. Schall
                                         ----------------------------------
                                         Name: Darryl L. Schall
                                         Title:


                                     By: /s/ Nicholas W. Tell, Jr.
                                         ----------------------------------
                                         Name: Nicholas W. Tell, Jr.
                                         Title: Managing Director




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                                     TCW LEVERAGED INCOME TRUST, L.P.

                                     By TCW Investment Management Company,
                                     its Investment Manager

                                     By: /s/ Darryl L. Schall
                                         ----------------------------------
                                         Name: Darryl L. Schall
                                         Title:


                                     By: /s/ Nicholas W. Tell, Jr.
                                         ----------------------------------
                                         Name: Nicholas W. Tell, Jr.
                                         Title: Managing Director



                                     TCW Advisers (Bermuda), Ltd.,
                                     As General Partner

                                     By: /s/ Robert D. Beyer
                                         ----------------------------------
                                         Name: Robert D. Beyer
                                         Title: Managing Director



                                     FRANKLIN MUTUAL ADVISERS, INC.
                                     As advisers to Franklin Mutual
                                     Discovery Fund

                                     By:
                                         ----------------------------------
                                         Name:
                                         Title:







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